SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Amerigon Incorporated

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Amerigon Incorporated

21680 Haggerty Road

Suite 101

Northville, Michigan 48167

NOTICE OF SPECIAL SHAREHOLDER MEETING

Dear Stockholder:

On October 16, 2006, Amerigon Incorporated (the “Company”, “Amerigon”, “we” or “us”), will hold a special meeting of its shareholders at the Company’s corporate offices located at 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. The meeting will begin at 11:00 a.m. (local time). The purpose of the meeting is to consider and act upon a proposal to amend the Company’s Articles of Incorporation to reorganize the Board of Directors into three classes with staggered terms ending on the first, second and third succeeding Annual Meetings of Shareholders of the Company that follow the 2007 Annual Meeting of Shareholders.

Only holders of the Company’s common stock at the close of business on the record date, August 25, 2006, are eligible to vote at the Annual Meeting or any adjournments that may take place.

All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy and return it in the prepaid envelope as promptly as possible to ensure your representation at the meeting. If you return the proxy, you may withdraw your proxy and vote your shares in person if you attend the meeting.

We expect that this Proxy Statement and accompanying Proxy will be first sent or given to shareholders on or about September 15, 2006.

By order of the Board of Directors,

Barry Steele
Secretary

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	You are being asked by the Board of Directors to vote on a proposal to amend the Company’s Articles of Incorporation to reorganize the Board of Directors into three classes with staggered terms ending on the first, second and third succeeding Annual Meetings of Shareholders of the Company that follow the 2007 Annual Meeting of Shareholders.

Q:	How does the Board of Directors recommend I vote?

A:	The Board of Directors recommends a vote FOR the proposal.

Q:	Who is entitled to vote?

A:	Only holders of the Company’s common stock at the close of business on the record date, August 25, 2006, are eligible to vote at the Special Meeting.

Q:	How do I vote?

A:	Complete, sign and date each proxy card you receive and return it in the prepaid envelope so that we receive it before the meeting, or, if you are the registered owner of the shares on the record date, attend the meeting and vote in person.

Q:	If I return a proxy card, can I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the meeting by notifying the Company of your revocation or by returning a later-dated proxy card to the Company. If you wish to revoke your proxy, notification or a later-dated proxy card must be sent to Barry Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167, and received by Mr. Steele by 5:00 p.m. on October 11, 2006.

Your attendance at the meeting will not have the effect of revoking any proxy you have given unless you give written notice of revocation to Mr. Steele before the proxy is voted.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit the Company’s transfer agent, U.S. Stock Transfer Corporation, to verify the validity of proxies, and to tabulate and certify the vote or (2) as required by law.

Q:	How do I make sure my vote is counted?

A:	Whether or not you plan to attend the meeting, complete, date and sign each proxy card you receive and return it as promptly as possible so it is received before the meeting. In the absence of instructions, shares represented by valid proxies will be voted as recommended by the Board of Directors.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently or are in more than one account, you may receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. Whenever possible, we encourage you to have all accounts registered in the same name and address. You can accomplish this by contacting our transfer agent, U.S. Stock Transfer Corporation, in writing at 1745 Gardena Avenue, Suite 200, Glendale, California 91204, or by telephone at (818) 502-1404.

Q:	What vote is required to approve the proposal?

A:	As of the record date, August 25, 2006, 21,276,541 shares of the Company’s common stock were issued and outstanding. Each common stockholder is entitled to one vote for each share held. A quorum must be established before the voting may proceed. For a description of a “quorum,” please see “What is a quorum?” below. A vote in favor of the proposal by a majority of the shares represented and voting is required for approval.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares entitled to vote. In order to transaction business at the Special Meeting, a quorum must be present. For determining whether a quorum is present, shares represented at the Special Meeting in person or by proxy are treated as present. Additionally, shares held by brokers or nominees who return signed and dated proxy cards will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.” Abstentions will also be counted as present for quorum purposes.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Special Meeting other than the proposal described in this proxy, if any other business is presented at the Special Meeting, a signed proxy card gives authority to Daniel R. Coker, President and Chief Executive Officer of the Company, and Barry Steele, Secretary, Treasurer and Chief Financial Officer of the Company, to vote on such matters at their discretion, to the extent permitted by law.

Q:	When are shareholder proposals for the 2007 Annual Meeting due?

A:	All shareholder proposals to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2007 Annual Meeting must be submitted in writing to Barry Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167 by December 26, 2006. We must receive notice at the same address by March 10, 2007 of all shareholder proposals to be presented at the 2007 Annual Meeting but not included in the Company’s proxy statement and form of proxy. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies at their discretion. Any proposal must comply with federal securities laws.

Q:	Who is soliciting my proxy?

A:	This solicitation is being made by the Board of Directors on behalf of the Company.

Q:	Who bears the cost of this proxy solicitation, and are there any paid solicitors?

A:	The Company bears the entire cost of soliciting proxies in the enclosed form. We may supplement our solicitation of proxies by mail with telephone, telegraph or personal solicitation by our officers or other regular employees. We will not pay any additional compensation to them for these services. We have also hired U.S. Stock Transfer Corporation and ADP Investor Services to assist in the distribution of proxy materials and solicitation of votes for a fee of approximately $8,000, and we expect to incur other expenses, including printing costs, of approximately $7,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries upon request for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Significant Shareholders

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of August 25, 2006 by each beneficial owner of more than 5% of the Company’s total outstanding common stock. Beneficial ownership, for purposes of this calculation, includes any shares which a person has the right to acquire within 60 days after the date of calculation, including shares that may be purchased by the exercise of stock options or the exercise of warrants to purchase stock. However, all of the holders of common stock listed below own actual shares and do not hold stock options, warrants or other rights to acquire common stock. Except as expressly noted, each person listed has sole voting power and investment power with respect to all shares of capital stock listed as beneficially owned by such person.

Significant Holder of Common Stock	Amount of Beneficial Ownership	Percent of Class
Westar Capital II, LLC (a)	2,797,498	13.2%
Fidelity Small Cap Stock Fund (b)	1,585,124	7.5%
Other Fidelity Funds (b)	785,256	3.7%

“Fidelity Funds” as a group (b)	2,370,380	11.1%
Special Situations Fund III QP, L.P. (c)	767,915	3.6%
Special Situations Private Equity Fund, L.P. (c)	443,500	2.1%
Special Situations Cayman Fund, L.P. (c)	205,700	1.0%
Special Situations Technology Fund, L.P. (c)	17,918	*
Special Situations Technology Fund II, L.P. (c)	87,482	*

“Special Situations Funds” as a group (c)	1,522,515	7.2%
Ferrotec Corporation (d)	1,200,000	5.6%

*	Less than 1%.
(a)	The address for Westar Capital II LLC is 949 South Coast Drive #600, Costa Mesa, CA 92626.
(b)	Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR Corp. (“FMR”), and an investment advisor to various investment companies, including Fidelity Small Cap Stock Fund (“Small Cap”). Edward C. Johnson, III is Chairman of FMR. Mr. Johnson and members of his family are the owners of approximately 49% of the voting equity of FMR. The address for Fidelity, FMR and Small Cap is 82 Devonshire St., Boston, MA 02109.
(c)	AWM Investment Company, Inc. (“AWM”) is the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III QP, L.P. MG Advisers L.L.C. (“MG”) is the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of AWM and members of MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund. The address for each of the foregoing parties is 527 Madison Avenue, Suite 2600, New York, NY 10022.
(d)	The address for Ferrotec Corporation is 1-4-14 Kyobashi, Chuo-Ku Tokyo 104-0031 Japan.

Beneficial Ownership of Directors and Executive Officers

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of August 25, 2006 by (1) each director, (2) our Chief Executive Officer (CEO), (3) our four most highly compensated executive officers other than our CEO who were serving as executive officers at the end of 2005, and (4) all of the directors and executive officers as a group. Beneficial ownership, for purposes of this calculation, includes any shares which a person has the right to acquire within 60 days after the date of calculation, including shares that may be purchased by the exercise of stock options. The “percent of class” calculation for each person is based on this inclusive definition of beneficial ownership. Each person listed has sole voting power and investment power with respect to all shares of capital stock listed as beneficially owned by such person.

	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Directors and Executive Officers	Shares	Stock Options
Francois J. Castaing (Director)	—	30,000	*
John W. Clark (Director)	15,400	32,000	*
Robert T. Howard (Director)	—	—	—
Oscar B. Marx, III (Director)	723,262	290,000	4.7%
James J. Paulsen (Director)	—	47,000	*
Daniel R. Coker (President and CEO)	9,091	224,000	1.1%
Lon E. Bell, Ph.D. (President, BSST LLC)	163,735	110,900	1.3%
James L. Mertes (Vice President of Quality and Operations)	13,364	135,500	1.0%
Daniel J. Pace (Vice President of Sales and Marketing)	25,000	88,500	1.0%
Barry Steele (Vice President of Finance, Chief Financial Officer, Treasurer and Secretary)	—	30,000	*
All executive officers and directors as a group (11 persons), including the above individuals	953,345	1,046,400	9.0%

*	Less than 1%.

SUMMARY OF PROPOSAL TO BE VOTED ON

The Company’s Board of Directors (sometimes referred herein to as the “Board”) has determined that an amendment to the Company’s Restated Articles of Incorporation is advisable and has unanimously voted to recommend such amendment to the Company’s shareholders for adoption. The proposed amendment would (i) classify the Board of Directors into three classes serving staggered three-year terms, (ii) provide that directors may be removed from office only for cause, and (iii) require a supermajority vote to amend the new provision.

Purpose of Proposal

The proposed amendment is designed to ensure continuity of the Board of Directors and management and encourage any third party, who might seek to acquire control of the Company through a proxy contest, to initiate such an acquisition through negotiation with the Company’s Board of Directors. The Board believes that the interests of the Company and its shareholders will be best served if the composition of the Board and the management team appointed by the Board are not abruptly changed. The Company has not experienced any recent continuity problems and the Board believes that this stability has contributed to the Company’s significant growth. The Company operates in very technical, specialized markets and the Board believes it is critical that its members and each of the Company’s managers have significant experience in those markets. By limiting the number of directors that may be replaced through a proxy contest at each Annual Meeting of Shareholders, the Board believes the proposed amendment will assist the Company in retaining Board members and management with the necessary experience. First, the Board expects third parties will be less likely to initiate a proxy contest if director terms are staggered. It would be more time-consuming and expensive for a third party to obtain control of the Company through proxy contests at more than one Annual Meeting of Shareholders. Second, the Board believes it will be easier to retain experienced members and managers if such individuals believe the likelihood of their removal is diminished.

The Board also believes that the interests of the Company and its shareholders will be best served by a transaction that results from negotiations based upon careful consideration of the proposed terms by the then-current Board of Directors. Direct negotiations would provide the Board the opportunity to consider any proposal carefully, consider appropriate alternatives and help ensure that the best price is obtained if a transaction involving the Company is ultimately undertaken.

Adoption of the proposed amendment might have the effect of making it more difficult for shareholders of the Company to change the composition of the incumbent Board of Directors and to benefit from certain kinds of transactions which might be opposed by the incumbent Board of Directors. Additionally, the proposed amendment could have a tendency to discourage certain accumulations of large blocks of the Company’s stock or efforts to obtain control of the Company. To such extent, shareholders might have less opportunity to sell their stock at an increased market price, which typically results from such accumulations and efforts. To the extent that the proposed amendments make it less likely that a hostile takeover attempt which is opposed by the Company’s Board of Directors and management will succeed, the effect may be to assist the Board and management in retaining their existing positions. The Board believes, however, that the overall benefits from the proposed amendments outweigh these factors. The Company is not aware of any person or group that is currently accumulating or threatening to accumulate shares of the Company’s stock or making any specific threat to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

Existing Anti-Takeover Provisions

As of August 25, 2006, the Company had available for issuance approximately 6,870,293 shares of Common Stock and 4,991,000 shares of Preferred Stock, which are unreserved and available for future issuance by the Board of Directors. Although the Board has no present intention of doing so, these shares could be used to deter unwanted takeovers, for example, by issuance of Common Shares and/or Preferred Shares to persons who might thereby acquire sufficient voting power to thwart efforts to obtain control or to obtain approval of certain business combination transactions or by the creation of rights (including voting rights), preferences or limitations which could have such a deterrent effect.

Certain options under the Company’s stock option plans that are currently not exercisable become exercisable, either automatically or at the option of the applicable governing committee, upon the occurrence of a change in control of the Company. As of August 25, 2006, 191,050 options to purchase the Company’s common stock were not exercisable but may become so upon a change in control.

Chapter 7A and 7B of the Michigan Business Corporation Act may affect attempts to acquire control of the Company. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation’s outstanding shares) can only be consummated if approved by at least 90% of the votes of each class of the corporation’s shares entitled to vote and by at least two-thirds of such voting shares not held by the interested shareholder or affiliates, unless five years have elapsed after the person involved became an “interested shareholder” and unless certain price and other conditions are satisfied. The Board of Directors has the power to out-out of the provisions of Chapter 7A as to specifically identified or unidentified interested shareholders.

In general, Chapter 7B of the Michigan Business Corporation Act requires an affirmative vote of the disinterested shareholders before the holder of shares acquired in a “control share acquisition” receives voting rights with respect to such shares. Chapter 7B also requires certain information filings be delivered to the corporation by the party acquiring shares in a control share acquisition. A “control share acquisition” is defined as the acquisition of shares that, when added to all other shares held by the acquiring party and certain of its affiliates, causes such party to hold either (a) one-fifth or more but less than one-third of the total voting power, (b) one-third or more but less than a majority of the total voting power, or (c) a majority or more of the total voting power. These tiers mean that a party may be subject to the provisions of Chapter 7B on more than one occasion as they acquire shares in a corporation. A corporation may opt out of the provisions of Chapter 7B at any time prior to a control share acquisition by so stating in its bylaws. Because the Company’s Board of Directors has the power to amend the bylaws, the effect of Chapter 7B is to place significant burdens on a person seeking to acquire control of a corporation without the consent of the Board of Directors.

The Board does not believe that the Company’s Articles of Incorporation or Bylaws currently contain any provision which should be characterized as an “anti-takeover” device. Except as described in this Proxy Statement, the Board has no present intention of proposing or adopting any other amendments to its Articles of Incorporation or its Bylaws which would affect the ability of third parties to take over or change control of the Company, except for amendments to its Bylaws conforming them to the proposed amendment, although it is possible that circumstances would arise in the future that would prompt the Board to propose other measures.

Text of Amendment

The attached Exhibit A sets forth the full text of the proposed amendment to the Company’s Articles of Incorporation.

Current Election Procedures

Currently, all of the Company’s directors are elected annually for a term of one year. The Bylaws currently provide that the number of directors shall be between five and nine, with the exact number of directors specified by a resolution adopted by the Board of Directors or the Shareholders. The Board of Directors previously set the number of directors at seven; however two of the seats on the Board, which were set aside under the Company’s Articles of Incorporation for nominees of the holders of Series A Preferred Stock, have been vacant for several years. The holders of Series A Preferred Stock had previously agreed to leave such seats vacant to ensure the Company complied with SEC and Nasdaq rules requiring that a majority of the members of the Board of Directors meet certain independence standards. Following the 2006 Annual Meeting of Shareholders, the holders of Series A Preferred Stock converted all of their shares into Company Common Stock. Accordingly, the Company’s Bylaws provide that the two vacancies may be filled at any time by the remaining members of the Board of Directors or by a vote of the common stockholders. The Board has not yet filled either of the two vacancies and there is currently no proposal by any stockholder to fill either vacancy.

Description of Amendment

The Board of Directors proposes the adoption of an amendment to the Company’s Articles of Incorporation which would provide for a Board of Directors divided into three classes of directors serving staggered three-year terms, with one class being elected each year. Such staggered terms would be applicable to every election of directors beginning with the 2007 Annual Meeting of Shareholders, not just to elections occurring after a change of control. The amendment would also provide that directors may be removed from office only for cause, and that the new provisions may not be amended except by a vote of holders of 80% of the outstanding common shares. If the proposed amendment is approved by the Company’s shareholders, the Board intends to approve conforming amendments to the Company’s Bylaws.

Under the proposed amendment, approximately one-third of the Board would be elected each year for a three-year term. Beginning at the 2007 Annual Meeting of Shareholders, the Board of Directors would be divided into three separate classes. The then-current members of the Board would be assigned to a specific class as determined by the Board of Directors at the time the nominations for the 2007 Annual Meeting of Shareholders are determined. The three classes would be as follows: two “Class I Directors” would be elected to a term expiring at the 2008 Annual Meeting; two “Class II Directors” would be elected to a term expiring at the 2009 Annual Meeting; and three “Class III Directors” would be elected to a term expiring at the 2010 Annual Meeting. At each annual meeting after the 2007 Annual Meeting, directors would be elected or reelected, as the case may be, to succeed those whose terms expire, with each newly elected or reelected director to serve for a three-year term. If the number of directors is ever changed, the number of directors constituting each class of directors would be set so that each of the three classes is as nearly equal as possible.

In addition, the proposed amendment would expressly delegate to incumbent directors the power to fill any newly created directorship or vacancy on the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise. Any director elected by the Board to fill a vacancy would hold office until the next election of the class for which the director shall have been chosen. A director elected by the Board to fill a newly created directorship resulting from an increase in the number of directors will be classified as provided by the Board.

Under Michigan law, unless otherwise provided in the articles of incorporation or bylaws, a director, or the entire board of directors, may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote at an election of directors. The proposed amendment provides that the directors of the Company may be removed only for cause.

The Board expects that seven directors will be nominated for election at the 2007 Annual Meeting of Shareholders. The Board has no present plans, arrangements, commitments, or understandings with respect to increasing or decreasing the size of the Board or of any class of directors; however, the Board would consider increasing the size of the Board if it finds suitable persons willing to serve as directors.

Effects of Proposed Amendment and Considerations For and Against

The Board of Directors believes that the adoption of the proposed amendment is advantageous to the Company and to its shareholders because, by providing that directors will serve three-year terms rather than one-year terms, it will enhance the likelihood of continuity and stability in the composition of, and in the policies formulated by, the Board. A majority of the directors at any given time will have prior experience as a director of the Company and the possibility that a third party could effect an unreasonable or sudden change in the composition of the Board would be reduced. The Board believes that this will permit it more effectively to represent the interests of all shareholders, including responding to circumstances created by demands of a minority shareholder or group.

Attempts by individuals and entities to acquire significant minority positions in companies with the intent of proposing a takeover of such companies, or of obtaining actual control of the companies by electing their own slate of directors, is often initiated without advance consultation with the board of directors of the company. If the company resists efforts to obtain representation on the board of directors, the individual or entity might commence a proxy contest to have nominees elected to the board in place of certain directors or of the entire board. These individuals or entities often can elect a company’s entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the company’s outstanding shares entitled to vote. It is the current practice of many major corporations to classify directors in the manner proposed by the Board to help prevent the types of situations described above.

The Board understands that takeovers or changes in control of the board that are effected without prior consultation and negotiation with the incumbent board are not necessarily detrimental to a company and its shareholders. Nevertheless, the Board feels that the benefits of seeking to preserve management stability and continuity and to protect its ability to negotiate, through directors who have previously been elected by the shareholders and are familiar with the Company, with the proponent of an unfriendly or unsolicited proposal to acquire or to restructure the Company outweigh the disadvantages of discouraging such proposals. The proposed amendment might discourage such purchases because its provisions would operate to restrict the purchaser’s ability to obtain control of the Board in a relatively short period of time. This is so because it will generally take a purchaser two or three meetings of shareholders to elect a majority of the Board instead of one, and the purchaser would need to prove cause and obtain a majority vote of the shareholders to remove any director.

The requirement that the Board of Directors elect any new director position created by enlargement of the size of the Board is designed to prevent a third party from gaining control of the Board by simply enlarging its size. Such a provision could also have an “anti-takeover” effect to the extent that shareholders having nominated candidates for the Board of Directors might find that new seats have been created and filled by Board action. The proposed amendment also provides that vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office. This provision could be construed to have an “anti-takeover” effect to the extent that existing directors can refuse to elect as a director any person recommended by a shareholder seeking to gain control of the Company.

The provisions concerning removal of directors only for cause will preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees. “Cause” generally means fraud, criminal conduct, gross abuse of office amounting to a breach of trust or similar conduct. Without such a provision, no special grounds would be necessary to remove a director. These provisions will also reduce the power of shareholders generally, even those with a majority interest in the Company, to remove incumbent directors and to fill vacancies on the Board. The proposed amendment is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm’s-length negotiations with the Company’s Board by making it more difficult and time-consuming to change control of the Board.

The adoption of the proposed amendment may also deter certain mergers, tender offers, or other future takeover attempts that do not have the support of incumbent directors, but which some or a majority of shareholders may deem to be in their best interests. In addition, the classification provision will apply to every election of directors, regardless of whether a change in the Board might arguably be beneficial to the Company and its shareholders or whether holders of a majority of the Company’s outstanding stock believe that such a change might be desirable. It would delay shareholders who do not like the policies of the Board of Directors from removing a majority of the Board for two or three years, unless they can prove cause or obtain the requisite vote.

Under Michigan law, unless greater requirements are stated in the Articles of Incorporation, amendments to the Articles of Incorporation may be made by the affirmative vote of a majority of the Company’s outstanding shares entitled to vote on the amendment. The proposed amendment provides that it may only be amended at a meeting of shareholders by the affirmative vote of holders of 80% of the outstanding stock of the Company. The higher vote requirement is intended to make more difficult the adoption of future amendments which could impair its effectiveness in deterring sudden changes in the composition of the Board of Directors. The requirement of an increased shareholder vote will give minority shareholders a veto power over any changes to the proposed amendment even if a majority of the shareholders favor such changes. However, such requirement will prevent a shareholder with a majority of the Company’s voting stock from avoiding the requirements of the proposed amendment by simply repealing them.

THE BOARD BELIEVES THAT THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND OF THE SHAREHOLDERS; ACCORDINGLY, THE BOARD RECOMMENDS A VOTE FOR ITS ADOPTION.

By Order of the Board of Directors,

Daniel R. Coker

President and Chief Executive Officer

Exhibit A

PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

A new Article VIII is hereby added as follows:

ARTICLE VIII

The business and affairs of this Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five nor more than nine directors, the exact number of directors to be determined from time to time by a resolution adopted by an affirmative vote of a majority of the directors then in office. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 2007 Annual Meeting of Shareholders, all nominees for director shall be classified as provided by the Board into three classes; Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of shareholders, commencing with the 2008 Annual Meeting of Shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. When the number of directors is increased and any newly-created directorships are filled by the Board, the additional directors shall be classified as provided by the Board.

A director shall hold office until the meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled only by an affirmative vote of a majority of the directors then in office. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which the director shall have been chosen and until his or her successor shall be elected and shall qualify. A director or the entire Board of Directors may be removed only for cause. Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred shares or series thereof issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of these Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article.

This Article VIII may only be amended by the affirmative vote of holders of 80% of the outstanding Common Stock of the Corporation, in addition to the vote otherwise required by the Michigan Business Corporation Act.

A-1

PROXY

AMERIGON INCORPORATED

21680 HAGGERTY ROAD

SUITE 101

NORTHVILLE, MICHIGAN 48167

The undersigned, revoking all prior proxies, hereby appoints Daniel R. Coker and Barry Steele as Proxies, each with the power to appoint his or her substitute, and hereby, authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Amerigon Incorporated held of record by the undersigned on August 25, 2006 at the special meeting of shareholders to be held on October 16 2006 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF DANIEL R. COKER AND BARRY STEELE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

☒ Please mark your votes as in this example

PROPOSAL: To approve the Amendment to the Amerigon Articles of Incorporation to reorganize the Board of Directors into three classes with staggered terms ending on the first, second and third succeeding Annual Meetings of Shareholders of the Company that follow the 2007 Annual Meeting of Shareholders.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND AGENTS SHOULD GIVE THEIR FULL TITLES. IF THE STOCKHOLDER IS A CORPORATION, SIGN IN FULL CORPORATE NAME BY THE AUTHORIZED OFFICER.

Signature

Signature (if jointly held)

Dated: , 2006